EXHIBIT 23



               Consent of Independent Certified Public Accountants
               ---------------------------------------------------

The Board of Directors and Stockholders
Mentor Graphics Corporation:

          We consent to incorporation by reference herein of our reports dated February 1, 1999, except for note 13, which is as of February 10, 1999, relating to the consolidated balance sheets of Mentor Graphics Corporation and subsidiaries as of December 31, 1998 and 1997, and the related consolidated statements of operations, stockholders' equity and cash flows and related schedule for each of the years in the three-year period ended December 31, 1998, which reports appear in the December 31, 1998 annual report on Form 10-K of Mentor Graphics Corporation.


                                       KPMG PEAT MARWICK LLP


Portland, OR
June 30, 1999